NEWS
FOR IMMEDIATE RELEASE
Contacts:

Nick Nottoli	Allister Gobin
Media Relations	Investor Relations
mediateam@allstate.com	(847) 402-2800

November 2025 Monthly Release

NORTHBROOK, Ill., December 18, 2025 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of November of $46 million or $36 million, after-tax. Total catastrophe losses for October and November were $129 million or $101 million, after-tax.
Allstate Protection policies in force are as follows:

Allstate Protection Policies in Force (1)
(in thousands)	November 30, 2025	October 31, 2025	November 30, 2024	Nov. 30, 2025 v Oct. 31, 2025	Nov. 30, 2025 v Nov. 30, 2024
Auto	25,455	25,417	25,031	0.1%	1.7%
Homeowners	7,673	7,656	7,521	0.2%	2.0%
Other personal lines	4,904	4,907	4,887	(0.1)%	0.3%
Commercial lines	175	175	221	—%	(20.8)%
Total	38,207	38,155	37,660	0.1%	1.5%
(1)Policy counts are based on items rather than customers. A multi-car customer would generate multiple item (policy) counts, even if all cars were insured under one policy. Lender-placed policies are excluded from policy counts because relationships are with the lenders.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.
About Allstate
The Allstate Corporation (NYSE: ALL) protects people from life’s uncertainties with affordable, simple and connected protection for autos, homes, electronic devices, and identities. Products are available through a broad distribution network including Allstate agents, independent agents, major retailers, online, and at the workplace. Allstate has more than 209 million policies in force and is widely known for the slogan “You’re in Good Hands with Allstate.” For more information, visit www.allstate.com.
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